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Filed Pursuant to Rule 424(b)(3)
Reg. Statement No. 333-226276

PROSPECTUS

Nabors Industries, Inc.
Nabors Industries Ltd.

OFFER TO EXCHANGE

$800,000,000 OF 5.75% SENIOR NOTES DUE 2025
REGISTERED UNDER THE SECURITIES ACT
FOR
$800,000,000 OF 5.75% SENIOR NOTES DUE 2025

        This is an offer to exchange up to $800,000,000 of 5.75% Senior Notes due 2025 (the "New Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act") for a like principal amount of 5.75% Senior Notes due 2025 (the "Old Notes") that you now hold.

        The exchange of outstanding Old Notes for New Notes in the exchange offer will not constitute a taxable event for United States ("U.S.") federal income tax purposes. The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that the New Notes will be freely tradable and will not need (or benefit from) the registration and related rights pursuant to which we are conducting this exchange offer, including an increase in the interest rate related to defaults in our agreement to carry out this exchange offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the applicable indenture.

        There is no existing public market for your Old Notes, and there is currently no public market for the New Notes to be issued to you in the exchange offer.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 180 days from the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus) to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        See "Risk Factors" beginning on page 12 for a description of the business and financial risks associated with the New Notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 29, 2018.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange the notes only in jurisdictions where these offers and exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

        In this prospectus, unless otherwise indicated or the context otherwise requires, references to (1) "Nabors" mean Nabors Industries Ltd., a Bermuda exempted company, (2) "we," "our" and "us" generally mean Nabors, together with its consolidated subsidiaries, and (3) "Nabors Delaware" mean Nabors Industries, Inc., a Delaware corporation, wholly owned indirect subsidiary of Nabors and the issuer of the old and New Notes.

        The Old Notes were issued on January 23, 2018 and are sometimes referred to collectively with the New Notes offered pursuant to this prospectus as the "notes."

        Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, we are incorporating this information by reference, which means that we can disclose important business, financial and other information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is not included in or delivered with this prospectus. See "Incorporation by Reference."

        We will provide without charge to each person to whom this prospectus is delivered, including each beneficial owner of Old Notes, upon written or oral request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct such requests to: Nabors Corporate Services, Inc., 515 West Greens Road, Suite 1200, Houston, Texas 77067, Attention: Investor Relations, phone number (281) 874-0035.

PROSPECTUS SUMMARY

        This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference in this prospectus.

 Nabors Industries, Inc.

        Nabors Delaware is a Delaware holding company and an indirect, wholly owned subsidiary of Nabors. Prior to the corporate reorganization that was completed on June 24, 2002, Nabors Delaware was a publicly traded corporation. Nabors Delaware was incorporated in Delaware on May 3, 1978. Nabors Delaware's principal executive offices are located at 515 West Greens Road, Suite 1200, Houston, Texas 77067, and its telephone number at that address is (281) 874-0035.

Nabors Industries Ltd.

        Since its founding in 1952, Nabors has grown from a small land drilling business in Canada to one of the world's largest drilling contractors. Today, Nabors owns and operates one of the world's largest land-based drilling rig fleets and is a provider of offshore rigs in the U.S. and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. In today's performance-driven environment, Nabors believes it is well positioned to seamlessly integrate downhole hardware, surface equipment and software solutions into its AC rig designs. Leveraging our advanced drilling automation capabilities, Nabors' highly skilled workforce continues to set new standards for operational excellence and transform the industry.

        Our business is comprised of our global land-based and offshore drilling rig operations and other rig related services and technologies, consisting of equipment manufacturing, rig instrumentation and optimization software. We also specialize in wellbore placement solutions and are a leading provider of directional drilling and measurement while drilling ("MWD") systems and services. Our business consists of five reportable segments: U.S. Drilling, Canada Drilling, International Drilling, Drilling Solutions and Rig Technologies.

        With operations in over 25 countries, we are a global provider of drilling and drilling-related services for land-based and offshore oil and natural gas wells, with a fleet of rigs and drilling-related equipment which, as of June 30, 2018, included:

  •
  405 actively marketed rigs for land-based drilling operations in the U.S., Canada and approximately 20 other countries throughout the world; and

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  35 actively marketed rigs for offshore drilling operations in the U.S. and multiple international markets.

Corporate Information

        Nabors was formed as a Bermuda exempted company on December 11, 2001. Through predecessors and acquired entities, Nabors has been continuously operating in the drilling sector since the early 1900s. Nabors' principal executive offices are located at Crown House, 4 Par-La-Ville Road, Second Floor, Hamilton, HM08, Bermuda and its telephone number at that address is +1 (441) 292-1510.

 The Exchange Offer

Notes Offered for Exchange	Nabors Delaware is offering up to $800,000,000 in aggregate principal amount of its new 5.75% Senior Notes due 2025 in exchange for an equal aggregate principal amount of its old 5.75% Senior Notes due 2025 on a one-for-one basis and in satisfaction of Nabors Delaware's obligations under the registration rights agreement dated January 23, 2018 between Nabors Delaware and the initial purchasers of the Old Notes (the "Registration Rights Agreement").

The Old Notes were issued in a private transaction for resale pursuant to Rule 144A and Regulation S under the Securities Act. The New Notes have substantially the same terms as the Old Notes you hold, except that the New Notes have been registered under the Securities Act, and therefore will be freely tradeable by holders other than our affiliates, will not need (or benefit from) the registration and related rights pursuant to which Nabors Delaware is conducting this exchange offer and will not be entitled to an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

The Exchange Offer

Nabors Delaware is offering to exchange $2,000 principal amount at maturity of New Notes for each $2,000 principal amount at maturity of your Old Notes. In order to be exchanged, your Old Notes must be properly tendered and accepted. All Old Notes that are validly tendered and not withdrawn will be exchanged.

Required Representations	By tendering your Old Notes to Nabors Delaware, you represent that:
	i.	any New Notes received by you will be acquired in the ordinary course of your business;
	ii.	you have no arrangement or understanding with anyone to participate in the distribution of the Old Notes or the New Notes within the meaning of the Securities Act;
iii.

you are not an affiliate, within the meaning of Rule 501(b) of Regulation D of the Securities Act, of Nabors Delaware or Nabors, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

	iv.	you are not engaged in, and do not intend to engage in, the distribution of the New Notes; and
v.

if you are a broker-dealer, you will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such New Notes.

See "The Exchange Offer—Representations Nabors Delaware Needs From You Before You May Participate in the Exchange Offer" and "Plan of Distribution."
Those Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:
• a holder of Old Notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction; or

•

a holder of Old Notes who is an affiliate, within the meaning of Rule 501(b) of Regulation D of the Securities Act, of Nabors Delaware or Nabors, except if such affiliate complies with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Consequences of Failure to Properly Tender Old Notes in the Exchange

After the exchange offer is complete, you will no longer be entitled to exchange your Old Notes for registered notes. If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to have the restrictions on transfer contained in the Old Notes and in the Indenture dated as of January 23, 2018 among Nabors Delaware, Nabors, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, referred to as the "Indenture." In general, your Old Notes may not be offered or sold unless registered under the Securities Act, or if there is an exemption from, or the transaction is not governed by, the Securities Act and applicable state securities laws. Nabors Delaware has no current plans to otherwise register your Old Notes under the Securities Act.

If a substantial amount of the Old Notes is exchanged for a like amount of the New Notes, the liquidity and the trading market for your untendered Old Notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Properly Tender Old Notes in the Exchange." We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell New Notes received in the exchange offer, may require Nabors Delaware to file, and to cause to become effective, a shelf registration statement covering resales of the Old Notes by these holders.

Expiration Date

The exchange offer expires at 5:00 p.m., Eastern time, on September 27, 2018, the expiration date, unless Nabors Delaware extends the offer (the "Expiration Date"). Nabors Delaware does not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by Nabors Delaware. There is no minimum amount of Old Notes that must be tendered to complete the exchange offer.
Procedures for Tendering Your Old Notes

A tendering holder must, on or prior to the expiration date, transmit an agent's message to the exchange agent at the address listed in this prospectus. See "The Exchange Offer—Procedures for Tendering."

Special Procedures for Beneficial Owners

If you beneficially own Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Guaranteed Delivery Procedures for Tendering Old Notes	None.
Withdrawal Rights

You may withdraw the tender of your Old Notes at any time prior to 5:00 p.m., Eastern time, on the Expiration Date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer—Withdrawal Rights."

U.S. Tax Considerations

The exchange of your Old Notes for New Notes will not constitute a taxable event for U.S. federal income tax purposes. Rather, the New Notes you receive in the exchange offer will be treated as a continuation of your investment in the Old Notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds	Nabors Delaware will not receive any proceeds from the issuance of the New Notes in the exchange offer. Nabors Delaware will pay all expenses incidental to the exchange offer.
Registration Rights Agreement

When Nabors Delaware issued the Old Notes on January 23, 2018 it entered into the Registration Rights Agreement with the initial purchasers of the Old Notes. Under the terms of the Registration Rights Agreement, Nabors Delaware agreed to file with the Securities and Exchange Commission (the "SEC") and use its reasonable best efforts to cause to become effective by November 19, 2018, a registration statement relating to an offer to exchange the New Notes for the Old Notes.

If Nabors Delaware does not complete the exchange offer by December 19, 2018, the interest rate borne by the Old Notes will be increased 0.25% per annum until the exchange offer is completed or until the Old Notes are freely transferable under Rule 144 of the Securities Act. In addition, if the exchange offer registration statement ceases to be effective or usable in connection with resales of the New Notes during periods specified in the Registration Rights Agreement, the interest rate borne by the notes will be increased 0.25% per annum until the registration defects are cured.

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, Nabors Delaware believes that the New Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• any New Notes you receive in the exchange offer will be acquired by you in the ordinary course of your business;
• you have no arrangement or understanding with any person to participate in the distribution (as defined in the Securities Act) of the Old Notes or the New Notes; and

•

you are not our affiliate (as defined in Rule 501(b) of Regulation D of the Securities Act), or, if you are our affiliate, you comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If you are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the New Notes:
• you cannot rely on the applicable interpretations of the staff of the SEC; and
• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the New Notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the New Notes, and must confirm that it has not entered into any arrangement or understanding with Nabors Delaware, Nabors or any of their affiliates to distribute the New Notes.

Furthermore, any broker-dealer that acquired any of its Old Notes directly from Nabors Delaware:

•

may not rely on the applicable interpretation of the position of the staff of the SEC set forth in the Shearman & Sterling (available July 2, 1993), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988) no-action letters and similar no-action letters (collectively, the "Exxon Capital Letters"); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
See "Plan of Distribution" and "The Exchange Offer—Purpose and Effect of Exchange Offer Registration Rights."
Broker-Dealers

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such New Notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the New Notes and must confirm that it has not entered into any arrangement or understanding with Nabors Delaware or Nabors or any of their affiliates to distribute the New Notes. Nabors Delaware has agreed that for a period of 180 days after the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Exchange Agent	Citibank is serving as the exchange agent. Its address, telephone number and facsimile number are:
Citibank, N.A.
480 Washington Boulevard, 30th Floor
Jersey City, New Jersey 07310
Telephone: (800) 422-2066
Fax: (201) 258-3567

        Please review the information under the heading "The Exchange Offer" for more detailed information concerning the exchange offer.

 The New Notes

        The summary below describes the principal terms of the New Notes to be issued in exchange for the Old Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of the prospectus contains a more detailed description of the terms and conditions of the New Notes.

Issuer	Nabors Industries, Inc.
Guarantor	Nabors Industries Ltd.
Securities Offered	$800,000,000 aggregate principal amount of 5.75% Senior Notes due 2025.

The terms of the New Notes will be identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act, and therefore will not contain transfer restrictions and related legends, the New Notes will bear a different CUSIP number, and the New Notes will not contain the provisions for an increase in the interest rate related to defaults in the agreement to carry out this exchange offer.
Maturity	February 1, 2025.
Interest Rate	5.75% per annum.
Interest Payment Dates
February 1 and August 1 of each year. Interest on the New Notes will begin to accrue upon the last interest payment date on which interest was paid on the Old Notes surrendered in exchange for the New Notes or, if no interest has been paid on such Old Notes, from January 23, 2018. The first interest payment date under the notes is August 1, 2018.
Guarantee
Nabors will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the New Notes and any other obligations of Nabors Delaware under the New Notes when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise if Nabors Delaware is unable to satisfy these obligations. The guarantee provides that, in the event of a default on the New Notes, the holders of the New Notes may institute legal proceedings directly against Nabors to enforce the guarantee without first proceeding against Nabors Delaware. See "Description of the New Notes—Guarantee."
Ranking	The New Notes will:
• be unsecured,
• be effectively junior in right of payment to any of Nabors Delaware's future secured debt to the extent of the value of the collateral securing such debt,
• rank equally in right of payment with any of Nabors Delaware's existing and future unsubordinated debt,

• be senior in right of payment to any of Nabors Delaware's future senior subordinated or subordinated debt, and
• be structurally subordinated to the creditors, including trade creditors, of Nabors Delaware's subsidiaries.

Nabors' guarantee of Nabors Delaware's obligations under the New Notes will be a direct, unsecured and unsubordinated obligation of the guarantor and will have the same ranking with respect to indebtedness of Nabors as the New Notes will have with respect to Nabors Delaware's indebtedness. See "Description of the New Notes—Guarantee."
Optional Redemption
The Notes will be subject to redemption by Nabors Delaware, prior to November 1, 2024 (three months prior to maturity of the notes), in whole at any time or in part from time to time at "make-whole" prices described in this prospectus, plus accrued and unpaid interest up to but excluding the redemption date. In addition, any time on or after November 1, 2024 (three months prior to maturity of the notes) Nabors Delaware may, at its option, redeem the notes in whole at any time and in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date. See "Description of the New Notes—Optional Redemption."
Change of Control Offer
If a change of control triggering event as described herein occurs, each holder of the New Notes may require Nabors Delaware to purchase all or a portion of such holder's New Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, up to but excluding the date of purchase. See "Description of the New Notes—Change of Control Offer."
Use of Proceeds	Nabors Delaware will not receive any cash proceeds from the exchange offer. See "Use of Proceeds."
Covenants
Nabors Delaware will issue the New Notes under the Indenture. The Indenture limits the ability of Nabors and its subsidiaries to incur liens and to enter into sale and lease-back transactions. In addition, the Indenture limits both Nabors Delaware's and Nabors' ability to enter into mergers, consolidations, amalgamations or transfers of substantially all of our or its assets as an entirety unless the successor company assumes Nabors Delaware's or Nabors' obligations under the Indenture. These covenants are subject to a number of important qualifications and limitations. See "Description of the New Notes—Covenants."

No Prior Market	There is currently no established trading market for the New Notes. The New Notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, BBVA Securities Inc., SMBC Nikko Securities America, Inc., ANZ Securities, Inc. and Intrepid Partners, LLC, the initial purchasers of the Old Notes, advised us in connection with the offering of the Old Notes that they intend to make a market in the New Notes. However, none are obligated to do so, and any market-making with respect to the New Notes may be discontinued without notice. Nabors Delaware does not intend to apply for a listing of the New Notes on any securities exchange or an automated dealer quotation system.

FORWARD-LOOKING STATEMENTS

        We discuss expectations regarding our future markets, demand for our products and services, and our performance in our offering memoranda, registration statements, prospectuses, annual, quarterly and current reports, press releases, and other written and oral statements. Statements relating to matters that are not historical facts are "forward-looking statements." These "forward-looking statements" are based on an analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. By way of illustration, when used in this document, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "should," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements.

        You should consider the following key factors when evaluating these forward-looking statements:

  •
  fluctuations and volatility in worldwide prices of and demand for oil and natural gas;

  •
  fluctuations in levels of oil and natural gas exploration and development activities;

  •
  fluctuations in the demand for our services;

  •
  competitive and technological changes and other developments in the oil and gas and oilfield services industries;

  •
  our ability to renew customer contracts in order to maintain competitiveness;

  •
  the existence of operating risks inherent in the oil and gas and oilfield services industries;

  •
  the possibility of the loss of one or a number of our large customers;

  •
  the impact of long-term indebtedness and other financial commitments on our financial and operating flexibility;

  •
  our access to and the cost of capital, including the impact of a downgrade in our credit rating, covenant restrictions, availability under our unsecured revolving credit facility, and future issuances of debt or equity securities;

  •
  our dependence on our operating subsidiaries and investments to meet our financial obligations;

  •
  our ability to retain skilled employees;

  •
  our ability to complete, and realize the expected benefits of strategic transactions, including our joint venture in Saudi Arabia and recent acquisition of Tesco Corporation;

  •
  the recent changes in U.S. tax laws and the possibility of changes in other tax laws and other laws and regulations;

  •
  the possibility of political or economic instability, civil disturbance, war or acts of terrorism in any of the countries in which we do business; and

  •
  general economic conditions, including the capital and credit markets.

        Our businesses depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Therefore, a sustained increase or decrease in the price of oil or natural gas, that has a material impact on exploration, development and production activities, could also materially affect our financial position, results of operations and cash flows.

        The above description of risks and uncertainties is by no means all-inclusive, but highlights certain factors that we believe are important for your consideration. For a more detailed description of risk factors, please see the section entitled "Risk Factors" below, in Nabors' Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018 as amended by Amendment No. 1 to Nabors' Annual Report on Form 10-K filed with the SEC on March 29, 2018 (collectively, the "2017 Form 10-K"), in Nabors' Quarterly Report on Form 10-Q for the three months ended March 31, 2018 filed on May 3, 2018 and in Nabors' Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on August 1, 2018.

        All forward-looking statements contained or incorporated by reference in this prospectus are based on information available to us at the time made. We do not intend to update or revise any forward-looking statements that we may make in this prospectus or the documents incorporated herein by reference, whether as a result of new information, future events or otherwise.

RISK FACTORS

        You should carefully consider the risks described below and in the documents incorporated herein by reference, including the risks described under "Item 1A Risk Factors" in Nabors' 2017 Form 10-K, before tendering your Old Notes in the exchange offer. The risks described below and incorporated by reference are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations.

Nabors' significant level of consolidated debt could adversely affect its consolidated financial condition and financial and operating flexibility and prevent it and Nabors Delaware from fulfilling their respective obligations under the Indenture and the New Notes.

        As of June 30, 2018, Nabors' outstanding consolidated total outstanding indebtedness was $3.8 billion, resulting in a gross debt to capital ratio of 0.55:1 and a net debt to capital ratio of 0.51:1. The gross debt to capital ratio is calculated by dividing total debt by total capitalization (total debt plus shareholders' equity). The net debt to capital ratio is calculated by dividing net debt by net capitalization. Net debt is defined as total debt minus the sum of cash and cash equivalents and short-term investments. Net capitalization is defined as net debt plus shareholders' equity. The gross debt to capital ratio and the net debt to capital ratio are not measures of operating performance or liquidity defined by generally accepted accounting principles in the U.S. ("U.S. GAAP") and may not be comparable to similarly titled measures presented by other companies. Both of these ratios are methods for calculating the amount of leverage a company has in relation to its capital. As of June 30, 2018, we were able to borrow $2.25 billion under our revolving credit facility, subject to compliance with the conditions and covenants of that facility including the facility's requirement to maintain a net debt to capital ratio not in excess of 0.60:1. If we fail to perform our obligations under the facility's covenants, the revolving credit commitment could be terminated, and any outstanding borrowings under the facility could be declared immediately due and payable.

        Nabors' level of consolidated indebtedness could adversely affect its consolidated financial condition, financial and operational flexibility, and prevent it and Nabors Delaware from fulfilling their respective obligations under the Indenture, long-term debt and revolving credit facility. In addition, Nabors and its subsidiaries have various financial commitments, such as leases, firm transportation and processing, contracts and purchase commitments. Our ability to service our debt and other financial obligations, including the New Notes, depends in large part upon the level of cash flows generated by our operating subsidiaries' operations, our ability to monetize and/or divest non-core assets, availability under our unsecured revolving credit facility and our ability to access the capital markets and/or other sources of financing. If we cannot repay or refinance our debt as it becomes due, we may be forced to sell assets or reduce funding in the future for working capital, capital expenditures and general corporate purposes.

        Nabors and its subsidiaries will still be able to incur substantially more debt as Nabors attempts to take advantage of market opportunities to refinance indebtedness and to reduce its borrowing costs. The terms of the Indenture governing the New Notes and the agreements governing Nabors' other indebtedness permit additional borrowings and any such borrowings may be effectively senior in right of payment to the New Notes and the related guarantee.

If you do not elect to exchange your Old Notes for New Notes, you will hold securities that are not registered and that contain restrictions on transfer.

        The Old Notes that are not tendered and exchanged will remain restricted securities. If the exchange offer is completed, Nabors Delaware will not be required to register any remaining Old Notes, except in the very limited circumstances described in the Registration Rights Agreement for the Old Notes. That means that if you wish to offer, sell, pledge or otherwise transfer your Old Notes at some future time, they may be offered, sold, pledged or transferred only if an exemption from registration under the Securities Act is available or, outside of the U.S., to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act. Any remaining Old Notes will continue to bear a legend restricting transfer in the absence of registration or an exemption from registration.

        To the extent that Old Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Old Notes could be adversely affected.

You must comply with the exchange offer procedures in order to receive freely tradeable, New Notes.

        Delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  a book-entry confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC, New York, New York as a depository;

  •
  a completed and signed Agent's Message; and

  •
  any other documents required by the exchange offer.

        Therefore, holders of Old Notes who would like to tender Old Notes in exchange for New Notes should be sure to allow enough time for the Old Notes to be delivered on time. Nabors Delaware is not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but that Nabors Delaware does not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See "The Exchange Offer—Procedures for Tendering Your Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Although the New Notes are designated as "Senior," your right to receive payment on the New Notes and the guarantee is unsecured and will be effectively subordinated to any future secured debt of Nabors Delaware, in the case of the New Notes, and Nabors, in the case of the guarantee, to the extent of the value of the collateral therefor, and the New Notes and the guarantee will be effectively subordinated to future indebtedness and other liabilities of Nabors Delaware's and Nabors' subsidiaries, respectively.

        The New Notes are general senior unsecured obligations and therefore will be effectively subordinated to Nabors Delaware's future secured indebtedness, and Nabors' guarantee is effectively subordinated to the claims of future secured creditors of Nabors, in each case, to the extent of the collateral therefor. The Indenture will permit Nabors and Nabors Delaware to incur certain secured obligations without equally and ratably securing the New Notes. For example, under the covenant described under "Description of the New Notes—Covenants—Limitation on Liens," we may, without securing the New Notes, incur secured debt that, together with certain sale-leaseback transactions, does not exceed 10% of our Consolidated Net Tangible Assets. If Nabors Delaware defaults on the New Notes or certain other indebtedness, or becomes bankrupt, liquidates or reorganizes, any secured creditors could use their collateral to satisfy their secured indebtedness before you would receive any payment on the New Notes. If the value of such collateral is not sufficient to pay any secured indebtedness in full, Nabors Delaware's secured creditors would share the value of its other assets, if any, with you and the holders of other claims against Nabors Delaware which rank equally with the New Notes. The guarantee of the New Notes will have a similar ranking with respect to secured indebtedness of Nabors as the New Notes do with respect to Nabors Delaware's secured indebtedness.

        In addition, Nabors Delaware and Nabors derive substantially all their income from, and hold substantially all their assets through, their respective subsidiaries, none of which will guarantee the New Notes. As a result, Nabors Delaware and Nabors will depend on distributions from each of their subsidiaries in order to meet payment obligations under any debt securities, including the New Notes and the guarantee and Nabors Delaware's and Nabors' other obligations. Accordingly, Nabors Delaware's and Nabors' rights to receive any assets of any subsidiary, and therefore the right of Nabors Delaware's and Nabors' creditors to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors.

As holding companies, Nabors Delaware and Nabors depend on subsidiaries to meet their financial obligations.

        Nabors Delaware and Nabors are holding companies with no significant assets other than the equity interests in their subsidiaries. In order to meet their financial needs and obligations, including any obligation to make payments on the New Notes offered hereby, they rely exclusively on repayments of interest and principal on intercompany loans that they have made to operating subsidiaries and income from dividends and other cash flow from such subsidiaries. There can be no assurance that such operating subsidiaries will generate sufficient net income to pay dividends or sufficient cash flow to make payments of interest and principal to Nabors Delaware or Nabors, as applicable, in respect of their intercompany loans. In addition, from time to time, such operating subsidiaries may enter into financing arrangements that contractually restrict or prohibit these types of upstream payments to Nabors Delaware and Nabors. Neither Nabors' nor Nabors Delaware's debt instruments contain covenants prohibiting any such contractual restrictions. There may also be adverse tax consequences associated with such operating subsidiaries paying dividends. Finally, the ability of our subsidiaries to make distributions to Nabors Delaware and, ultimately Nabors, may be restricted by the laws of the applicable subsidiaries' jurisdiction of organization and other laws and regulations. If subsidiaries are unable to distribute or otherwise make payments to Nabors Delaware or Nabors, they may not be able to pay interest or principal on the notes when due, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

Nabors' guarantee of the New Notes could be voided or subordinated by federal bankruptcy law or comparable foreign and state law provisions.

        Nabors Delaware's obligations under the New Notes are guaranteed by Nabors. Under federal bankruptcy law and comparable provisions of foreign and state fraudulent transfer laws, the Nabors guarantee could be voided, or claims in respect of such guarantee could be subordinated to all other debts of Nabors if, among other things, Nabors, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by Nabors pursuant to its guarantee could be voided and required to be returned to Nabors or to a fund for the benefit of the creditors of Nabors.

        The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Nabors Delaware cannot be sure as to the standards a court would use to determine whether or not Nabors was solvent at the relevant time, or, regardless of the standard that the court used, that the issuance of the guarantee of the New Notes would not be voided or the guarantee of the New Notes would not be subordinated to Nabors' other debt.

        If the guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for Nabors Delaware's benefit, and only indirectly for the benefit of Nabors, the obligations of Nabors were incurred for less than fair consideration.

        A court could thus void the obligations under the guarantee or subordinate the guarantee to Nabors' other debt or take other action detrimental to holders of the New Notes.

Nabors Delaware may not have sufficient funds to purchase the New Notes upon a Change of Control Triggering Event as required by the Indenture governing the New Notes. The Change of Control Offer covenant provides limited protection.

        Holders of the New Notes may require Nabors Delaware to purchase their New Notes upon a "Change of Control Triggering Event" as defined under "Description of the New Notes—Change of Control Offer." A Change of Control (as defined under "Description of the New Notes—Change of Control Offer") may also result in holders of certain of Nabors Delaware's other outstanding notes or future indebtedness having the right to require Nabors Delaware to purchase notes or repay indebtedness issued under one or more indentures or other agreements, including under the indentures governing our outstanding 5.0% senior notes due 2020, 4.625% senior notes due 2021, 5.50% senior notes due 2023, 5.10% senior notes due 2023 and 0.75% exchangeable notes due 2024, as well as the Indenture as it relates to the Old Notes. Nabors Delaware cannot assure you that it would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price of the New Notes and any other notes and repay indebtedness that may be tendered by the holders thereof in such a circumstance.

        Furthermore, the terms of our then-existing indebtedness or other agreements may contain covenants, events of default or other provisions that could be violated if a Change of Control were to occur or if Nabors Delaware were required to purchase the New Notes and other notes and repay indebtedness containing a similar repurchase or repayment requirement.

        The Change of Control Offer covenant is a result of negotiations between Nabors Delaware and the initial purchasers of the Old Notes and is limited to the transactions specified in "Description of the New Notes—Change of Control Offer." Nabors has no current intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that Nabors could decide to do so in the future. Nabors could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or the credit ratings of Nabors or Nabors Delaware.

Your ability to transfer the notes may be limited by the absence of a trading market for the New Notes.

        There is no established trading market for the New Notes, and Nabors Delaware has no plans to list the New Notes on a securities exchange or automated dealer. Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, BBVA Securities Inc., SMBC Nikko Securities America, Inc., ANZ Securities, Inc. and Intrepid Partners, LLC, the initial purchasers of the Old Notes, advised Nabors Delaware in connection with the offering of the Old Notes that they intend to make a market in the New Notes. However, none are obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the initial purchasers ceased to act as market makers for the New Notes for any reason, we cannot assure you that another firm or person would make a market in the New Notes. The liquidity of any market for the New Notes will depend upon the number of holders of the New Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors. An active or liquid trading market may not develop for the New Notes.

Our ability to use our net operating loss carryforwards, and possibly other tax attributes, to offset future taxable income for U.S. federal income tax purposes may be significantly limited due to various circumstances, including certain possible future transactions involving the sale or issuance of our common shares or preferred shares, or if taxable income does not reach sufficient levels.

        As of June 30, 2018, we reported consolidated federal net operating loss ("NOL") carryforwards of approximately $486.0 million and certain other favorable federal income tax attributes. Our ability to use our NOL carryforwards and certain other attributes may be limited if we experience an "ownership change" as defined in Section 382 ("Section 382") of the Internal Revenue Code of 1986, as amended (the "Code"). An ownership change generally occurs if there is a more than 50 percentage point increase in the aggregate equity ownership of us by one or more "5 percent shareholders" (as that term is defined for purposes of Sections 382 and 383 of the Code) in any testing period, which is generally the three-year period preceding any potential ownership change, measured against their lowest percentage ownership at any time during such period.

        There is no assurance that we will not experience an ownership change under Section 382 as a result of future actions that may significantly limit or possibly eliminate our ability to use our NOL carryforwards and potentially certain other tax attributes. Potential future transactions involving the sale, issuance, redemption or other disposition of common or preferred shares, the exercise of conversion or exchange options under the terms of any convertible or exchangeable debt, the repurchase of any such debt with our common shares, in each case, by a person owning, or treated as owning, 5% or more of our common shares, or a combination of such transactions, may cause or increase the possibility that we will experience an ownership change under Section 382. Under Section 382, an ownership change would subject us to an annual limitation that applies to the amount of pre-ownership change NOLs (and possibly certain other tax attributes) that may be used to offset post-ownership change taxable income. If a Section 382 limitation applies, the limitation could cause our U.S. federal income taxes to be greater, or to be paid earlier, than they otherwise would be, and could cause all or a portion of our NOL carryforwards to expire unused. Similar rules and limitations may apply for state income tax purposes. Our ability to use our NOL carryforwards will also depend on the amount of taxable income we generate in future periods. Our NOL carryforwards may expire before we can generate sufficient taxable income to use them in full.

 USE OF PROCEEDS

        Nabors Delaware will not receive any proceeds from the issuance of the New Notes in this exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Nabors Delaware will pay all expenses in connection with the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

        For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and noncontrolling interests less undistributed earnings (losses) from unconsolidated affiliates (net of dividends) and subsidiary preferred stock dividends plus amortization of capitalized interest and fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. The following table sets forth Nabors' ratio of earnings to fixed charges for each of the periods indicated.

Nabors Industries Ltd. and Subsidiaries

	Six Months Ended June 30,				Year Ended December 31,
	2018		2017		2017		2016		2015		2014		2013
Ratio of earnings to fixed charges	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)	1.42

(1)
The ratio of earnings to fixed charges was negative for the years ended December 31, 2017, 2016, 2015 and 2014 and the six months ended June 30, 2018 and 2017. Additional earnings for these periods of $566.2 million, $966.3 million, $347.5 million, $609.0 million, $284.0 million and $301.1 million, respectively, would be needed to have a one-to-one ratio of earnings to fixed charges.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected financial data should be read in conjunction with Nabors' consolidated financial statements and related notes incorporated by reference into this prospectus. The selected consolidated operating data for the years ended December 31, 2017, 2016 and 2015 and the selected consolidated balance sheet data as of December 31, 2017 and 2016 are derived from Nabors' audited consolidated financial statements included in Nabors' Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated by reference into this prospectus. The data for the six months ended June 30, 2018 and 2017 has been derived from unaudited financial statements also incorporated by reference herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

        The selected consolidated operating data for the years ended December 31, 2014 and 2013 and the selected consolidated balance sheet data as of December 31, 2015, 2014 and 2013 are derived from Nabors' consolidated financial statements not incorporated by reference into this prospectus. The selected financial data has been recast to reflect certain discontinued operations as discussed in footnote (1) below. Our historical results are not necessarily indicative of future operating results.

Operating Data(1)(2)

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
			(In thousands, except per share amounts and ratio data)
Revenues and other income:
Operating revenues	$1,496,114	$1,193,905	$2,564,285	$2,227,839	$3,864,437	$6,804,197	$6,152,015
Income (loss) from continuing operations, net of tax	(338,802)	(263,104)	(497,114)	(1,011,244)	(329,497)	(669,265)	158,341
Income (loss) from discontinued operations, net of tax	(659)	(15,943)	(43,519)	(18,363)	(42,797)	21	(11,179)

Net income (loss)	(339,461)	(279,047)	(540,633)	(1,029,607)	(372,294)	(669,244)	147,162
Less: Net (income) loss attributable to noncontrolling interest	(3,492)	(2,888)	(6,178)	(135)	(381)	(1,415)	(7,180)

Net income (loss) attributable to Nabors	(342,953)	(281,935)	(546,811)	(1,029,742)	(372,675)	(670,659)	139,982
Capital expenditures and acquisitions of businesses(3)	$209,471	$315,769	$600,909	$414,379	$923,236	$1,923,779	$1,365,994
Interest coverage ratio(4)	2.8:1	2.6:1	2.4:1	3.4:1	6.2:1	9.8:1	7.4:1

Balance Sheet Data(1)(2)

		As of December 31,
	As of June 30, 2018
		2017	2016	2015	2014	2013
		(In thousands, except per share amounts and ratio data)
Cash, cash equivalents and short-term investments	$636,546	$365,366	$295,202	$274,589	$536,169	$507,133
Working capital	908,689	527,860	333,905	469,398	1,174,399	1,442,406
Property, plant and equipment, net	5,709,895	6,109,565	6,267,583	7,027,802	8,599,125	8,597,813
Total assets	8,300,288	8,401,984	8,187,015	9,537,840	11,862,923	12,137,749
Long-term debt	3,818,613	4,027,766	3,578,335	3,655,200	4,331,840	3,882,055
Shareholders' equity	3,063,034	2,911,816	3,247,025	4,282,710	4,908,619	5,969,086
Debt to capital ratio:
Gross(5)	0.55:1	0.58:1	0.52:1	0.46:1	0.47:1	0.39:1
Net(6)	0.51:1	0.56:1	0.50:1	0.44:1	0.43:1	0.36:1

(1)
All periods present the operating activities of most of our wholly owned oil and gas businesses, our previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as discontinued operations.

(2)
Our acquisitions' results of operations and financial position have been included beginning on the respective dates of acquisition and include RDS (September 2017), Tesco (December 2017), Nabors Arabia (May 2015), 2TD (October 2014), KVS (October 2013) and Navigate Energy Services, Inc. (January 2013). Following consummation of the merger of our Completion & Production Services business with C&J Energy (March 2015), we ceased consolidating that business' results with our results of operations and began reporting our share of the earnings (losses) of C&J Energy Services Ltd. ("CJES") through earnings (losses) from unconsolidated affiliates in our consolidated statements of income (loss). As a result of the CJES Chapter 11 filing, we ceased accounting for our investment in CJES under the equity method of accounting beginning on July 20, 2016.

(3)
Represents capital expenditures and the total purchase price of acquisitions.

(4)
The interest coverage ratio is a trailing 12-month quotient of the sum of (x) operating revenues, direct costs, general and administrative expenses and research and engineering expenses divided by (y) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by U.S. GAAP and may not be comparable to similarly titled measures presented by other companies.

(5)
The gross debt to capital ratio is calculated by dividing total debt by total capitalization (total debt plus shareholders' equity). The gross debt to capital ratio is not a measure of operating performance or liquidity defined by U.S. GAAP and may not be comparable to similarly titled measures presented by other companies.

(6)
The net debt to capital ratio is calculated by dividing net debt by net capitalization. Net debt is defined as total debt minus the sum of cash and cash equivalents and short-term investments. Net capitalization is defined as net debt plus shareholders' equity. The net debt to capital ratio is not a measure of operating performance or liquidity defined by U.S. GAAP and may not be comparable to similarly titled measures presented by other companies.

 THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

        Nabors Delaware sold the Old Notes to Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, BBVA Securities Inc., SMBC Nikko Securities America, Inc., ANZ Securities, Inc. and Intrepid Partners, LLC as initial purchasers in a private offering on January 23, 2018, pursuant to a purchase agreement. These initial purchasers subsequently sold the Old Notes to qualified institutional buyers under Rule 144A under the Securities Act and to certain investors in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the sale of the Old Notes to the initial purchasers, Nabors Delaware entered into the Registration Rights Agreement with respect to Old Notes with those initial purchasers on January 23, 2018.

        The Registration Rights Agreement requires Nabors Delaware to file a registration statement under the Securities Act offering to exchange your Old Notes for New Notes. Accordingly, Nabors Delaware is offering you the opportunity to exchange your Old Notes for the same principal amount of New Notes. The New Notes will be registered and issued without a restrictive legend. The Registration Rights Agreement also requires us to use reasonable best efforts to cause the registration statement to be declared effective by the SEC by November 19, 2018 and to complete the exchange offer by December 19, 2018. In the event that Nabors Delaware is unable to satisfy these requirements, holders of the Old Notes would be entitled to additional interest on the Old Notes at a rate equal to 0.25% per annum until the exchange offer is completed, or until the Old Notes are freely transferable under Rule 144 of the Securities Act. In addition, if an exchange offer registration statement ceases to be effective or usable in connection with resales of the New Notes during periods specified in the Registration Rights Agreement, the interest rate borne by the Old Notes will be increased 0.25% per annum until the registration defects are cured.

        Under some circumstances set forth in the Registration Rights Agreement, holders of Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell New Notes received in the exchange offer, may require Nabors Delaware to file and cause to become effective a shelf registration statement covering resales of such Old Notes by these holders. If such shelf registration statement ceases to be effective or usable in connection with resales of the New Notes during periods specified in the Registration Rights Agreement, the interest rate borne by the Old Notes and the New Notes will be increased 0.25% per annum until the registration defects are cured.

        A copy the Registration Rights Agreement is incorporated by reference into this prospectus. You are strongly encouraged to read the entire text of the agreement, as it, and not this description, defines your rights. Except as discussed below, Nabors Delaware will have no further obligation to register your Old Notes upon the completion of the exchange offer.

        Nabors Delaware believes that the New Notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, only if you are able to make these four representations:

  •
  you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

  •
  you have no arrangement or understanding with anyone to participate in the distribution of the Old Notes or the New Notes within the meaning of the Securities Act;

  •
  you are not an affiliate of Nabors Delaware or Nabors, or, if you are an affiliate of Nabors Delaware or Nabors, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

  •
  you are not engaged in, and do not intend to engage in, the distribution of the New Notes.

        Nabors Delaware's belief is based upon existing interpretations by the SEC's staff contained in several "no-action" letters to third parties unrelated to Nabors Delaware. If you tender your Old Notes in the exchange offer for the purpose of participating in a distribution of New Notes, you cannot rely on these interpretations by the SEC's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The SEC considers broker-dealers that acquired Old Notes directly from Nabors Delaware, but not as a result of market-making activities or other trading activities, to be making a distribution of the New Notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the New Notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes. These broker- dealers cannot rely on the position of the SEC's staff set forth in the Exxon Capital Letters.

        A broker-dealer that has bought Old Notes for market-making or other trading activities must deliver a prospectus in order to resell any New Notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its New Notes. Nabors Delaware has agreed in the Registration Rights Agreement to send a prospectus to any broker-dealer that requests copies for a period of up to 180 days after the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus). Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes.

        Nabors Delaware is not making this exchange offer to, nor will Nabors Delaware accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

        You may suffer adverse consequences if you fail to exchange your Old Notes. Following the completion of the exchange offer, except as set forth below and in the Registration Rights Agreement, you will not have any further registration rights and your Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your Old Notes could be adversely affected.

        Under the Registration Rights Agreement, Nabors Delaware is required to file a shelf registration statement with the SEC to cover resales of the Old Notes or the New Notes by holders if it is not permitted to consummate the exchange offer because it determines that the exchange offer is not permitted by applicable law or SEC policy, if the exchange offer is not for any reason declared effective by November 19, 2018 or consummated by December 19, 2018, if the initial purchasers determine that Old Notes held by them are not eligible to be exchanged for New Notes following consummation of the exchange offer, or if any holder does not receive freely tradable New Notes in the exchange offer (other than by reason of such holder being an affiliate of Nabors Delaware).

        If Nabors Delaware is obligated to file a shelf registration statement, it will be required to keep such shelf registration statement effective for up to one year after it is declared effective.

Representations Nabors Delaware Needs From You Before You May Participate in the Exchange Offer

        Nabors Delaware needs representations from you before you can participate in the exchange offer.

        These representations are that (the "Required Representations"):

  •
  any New Notes received by you will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with anyone to participate in the distribution of the Old Notes or the New Notes within the meaning of the Securities Act;

  •
  you are not an affiliate, within the meaning in Rule 501(b) of Regulation D of the Securities Act, of Nabors Delaware or Nabors, or, if you are an affiliate of Nabors Delaware or Nabors, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  you are not engaged in, and do not intend to engage in, the distribution of the New Notes; and

  •
  if you are a broker-dealer, you will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such New Notes.

Terms of the Exchange Offer

        Nabors Delaware will accept any validly tendered Old Notes that are not withdrawn prior to 5:00 p.m., Eastern time, on the Expiration Date. Nabors Delaware will issue $2,000 principal amount of New Notes in exchange for each $2,000 principal amount of your Old Notes tendered. Holders may tender some or all of their Old Notes in the exchange offer.

        The form and terms of the New Notes will be substantially the same as the form and terms of your Old Notes except that:

  •
  interest on the New Notes will accrete or accrue, as the case may be, from the last interest payment date on which interest accreted or was paid on your Old Notes, or, if no interest has accreted or been paid on the Old Notes, from the date of the original issuance of your Old Notes;

  •
  the New Notes have been registered under the Securities Act and will not bear a legend restricting their transfer; and

  •
  the New Notes will not benefit from the registration and related rights pursuant to which Nabors Delaware is conducting this exchange offer, including an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

        This prospectus is being sent to you and to others believed to have beneficial interests in the Old Notes. Nabors Delaware intends to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC.

        Nabors Delaware will have accepted your validly tendered Old Notes when it has given oral or written notice (if oral, to be promptly confirmed in writing) to Citibank. Citibank will act as agent for you for the purpose of receiving the notes. Nabors Delaware's acceptance of Old Notes validly tendered to Citibank will constitute a binding agreement. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, such Old Notes will be returned, without expense, as promptly as practicable after the Expiration Date to you.

        You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your Old Notes. Nabors Delaware will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your Old Notes or New Notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., Eastern time, on September 27, 2018, unless Nabors Delaware extends the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m., Eastern time, on the last day of the extension. Nabors Delaware does not currently intend to extend the Expiration Date. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, Nabors Delaware will issue a notice by press release or other public announcement.

        Nabors Delaware reserves the right, in its sole discretion:

  •
  to delay accepting your Old Notes;

  •
  to extend the exchange offer;

  •
  to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

  •
  to amend the terms of the exchange offer in any manner.

        If Nabors Delaware delays, extends, terminates or amends the exchange offer, it will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Old Notes

        Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the Old Notes may tender Old Notes in the exchange offer. If you beneficially own Old Notes and those notes are held through a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Old Notes in the exchange offer, you should contact the holder through whom your Old Notes are held as soon as possible and instruct that holder to tender the Old Notes on your behalf and comply with the procedures for book-entry transfer as provided under "—Book-Entry Transfer."

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus, including providing the Required Representations. If a holder tenders less than all of the Old Notes held by the holder, the tendering holder should so indicate. The amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of Old Notes and all other required documents or transmission of electronic exchange instruction, as described under "—Book Entry Transfer," to the relevant clearing system, is at the election and risk of the holder. Holders should allow sufficient time to assure delivery of Old Notes before expiration of the exchange offer.

        Nabors Delaware will determine in its sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Old Notes. Nabors Delaware's determination will be final and binding. Nabors Delaware reserves the absolute right to reject any Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of our counsel, be unlawful. Nabors Delaware also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Nabors Delaware's interpretation of the terms and conditions of the exchange offer will be final and binding on all parties.

        Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time that we determine. Although Nabors Delaware intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither Nabors Delaware, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Old Notes will not be deemed made until those defects or irregularities have been cured or waived. Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder promptly following the expiration date.

        None of Nabors Delaware, Nabors, the trustee, the securities administrator or the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear System ("Euroclear") or Clearstream Banking S.A. ("Clearstream") through which they hold Old Notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream.

        Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the Old Notes.

        If you do not withdraw your tender before the Expiration Date, your tender will constitute an agreement between you and Nabors Delaware in accordance with the terms and conditions in this prospectus.

Signature Requirements and Signature Guarantees

        Signatures on a notice of withdrawal must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, referred to as an "eligible institution," that is a member of specified signature guarantee programs.

        Signatures on a notice of withdrawal will not be required to be guaranteed if the Old Notes are tendered for the account of an eligible institution.

        If any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted unless waived by Nabors Delaware.

Conditions to the Exchange Offer

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered notes will be determined by Nabors Delaware, in its sole discretion, and Nabors Delaware's determination will be final and binding. Nabors Delaware reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the acceptance of which would be unlawful in the opinion of Nabors Delaware or its counsel. Nabors Delaware also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Nabors Delaware's interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Nabors Delaware shall determine, unless waived by Nabors Delaware. Although Nabors Delaware intends to notify you of defects or irregularities with respect to tenders of Old Notes, neither Nabors Delaware, Citibank nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any Old Notes received by Citibank that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Citibank as soon as practicable following the Expiration Date to you.

        In addition, Nabors Delaware reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date and, to the extent permitted by applicable law, to purchase Old Notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

        Despite any other term of the exchange offer, Nabors Delaware will not be required to accept for exchange, or exchange New Notes for, any Old Notes, and Nabors Delaware may terminate the exchange offer, if:

  •
  the exchange offer, or the making of any exchange by a holder, violates, in Nabors Delaware's good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

  •
  any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in Nabors Delaware's judgment, would impair its ability to proceed with the exchange offer; or

  •
  Nabors Delaware has not obtained any governmental approval which Nabors Delaware, in its sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

        The conditions listed above are for Nabors Delaware's sole benefit and may be asserted by Nabors Delaware at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by Nabors Delaware in whole or in part at any time in its sole discretion.

        The failure by Nabors Delaware to exercise any of its rights shall not be a waiver of its rights. Nabors Delaware is required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

        In all cases, the issuance of New Notes for tendered Old Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  a timely confirmation from DTC of such Old Notes into the exchange agent's account at DTC;

  •
  an Agent's Message in which the tendering holder acknowledges its receipt of and agreement to be bound by the exchange offer; and

  •
  all other required documents.

        If Nabors Delaware does not accept your tendered Old Notes or if you submit Old Notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged Old Notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        Nabors Delaware understands that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC, Euroclear or Clearstream, as the case may be, to transfer such Old Notes into the exchange agent's DTC account in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. The exchange of New Notes for tendered Old Notes will only be made after timely:

  •
  confirmation of book-entry transfer of the Old Notes into the exchange agent's account; and

  •
  receipt by the exchange agent of an executed and properly completed Agent's Message.

        The confirmation or Agent's Message and any other required documents must be received at the exchange agent's address listed below under "—Exchange Agent" on or before 5:00 p.m., Eastern time, on the Expiration Date of the exchange offer.

        As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream in accordance with its procedures does not constitute delivery to the exchange agent.

        The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Old Notes stating:

  •
  the aggregate principal amount of Old Notes that have been tendered by the participant;

  •
  that such participant agrees to be bound by the terms of the exchange offer, including providing the Required Representations; and

  •
  that Nabors Delaware may enforce such agreement against the participant.

Guaranteed Delivery Procedures

        None.

Withdrawal Rights

        You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., Eastern time, on the Expiration Date.

        For a withdrawal of tendered notes to be effective, a written or, for a DTC participant, electronic notice of withdrawal must be received by the exchange agent at its address set forth in the next section of this prospectus entitled "—Exchange Agent," prior to 5:00 p.m., Eastern time, on the Expiration Date.

        Any such notice of withdrawal must:

  •
  specify your name;

  •
  identify the Old Notes to be withdrawn, including, the aggregate principal amount of such Old Notes;

  •
  be signed by you and be accompanied by documents of transfer sufficient for the trustee of your Old Notes to register the transfer of those notes into the name of the person withdrawing the tender; and

  •
  specify the name in which you want the withdrawn Old Notes to be registered, if different from your name.

        All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by Nabors Delaware, and such determination shall be final and binding on all parties. Any Old Notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer relating to such Old Notes. Properly withdrawn Old Notes may be retendered by following one of the procedures described above in "—Procedures for Tendering Your Old Notes" at any time on or prior to the Expiration Date.

Exchange Agent

        Nabors Delaware has appointed Citibank as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus should be directed to the exchange agent at its offices at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310. The exchange agent's telephone number is (800) 422-2066 and its facsimile number is (201) 258-3567.

Fees and Expenses

        Nabors Delaware will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by Nabors Delaware's officers and employees.

        The cash expenses to be incurred in connection with the exchange offer will be paid by Nabors Delaware and are estimated in the aggregate to be approximately $332,600, which includes the SEC registration fee, fees and expenses of Citibank, as exchange agent, and accounting, legal, printing and related fees and expenses.

Transfer Taxes

        If you tender Old Notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct Nabors Delaware to register your New Notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your Old Notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Old Notes in the Exchange

        Nabors Delaware will issue New Notes in exchange for Old Notes under the exchange offer only after timely receipt by the exchange agent of the Old Notes or Agent's Message and all other required documents. Therefore, holders of the Old Notes desiring to tender Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Nabors Delaware is under no duty to give notification of defects or irregularities of tenders of Old Notes for exchange. Upon completion of the exchange offer, specified rights under the Registration Rights Agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

        Participation in the exchange offer is voluntary. In the event the exchange offer is completed, Nabors Delaware will not be required to register the remaining Old Notes, except in the limited circumstances described under "—Purpose and Effect of Exchange Offer; Registration Rights." Old Notes that are not tendered or that are tendered but not accepted by Nabors Delaware will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

  •
  holders may resell Old Notes only if an exemption from registration under the Securities Act is available or, outside of the U.S., to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

  •
  bear a legend restricting transfer in the absence of registration or an exemption from registration.

        To the extent that Old Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Old Notes could be adversely affected.

 DESCRIPTION OF THE NEW NOTES

        The form and terms of the New Notes are identical to the Old Notes in all material respects, except that transfer restrictions and registration rights applicable to the Old Notes do not apply to the New Notes. The New Notes will be issued under the Indenture.

        Nabors Delaware issued $800,000,000 in aggregate principal amount of Old Notes on January 23, 2018 pursuant to the Indenture. The terms of the New Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of New Notes pursuant to this prospectus will be limited to $800,000,000. The New Notes will mature on February 1, 2025. Nabors Delaware may issue an unlimited principal amount of additional notes having identical terms and conditions to the Old Notes ("additional old notes"), except for the offering price and issue date, as the New Notes (the "additional notes"). Any additional notes will be part of the same issue as the notes and will vote on all matters with the holders of the notes.

        This description of the New Notes is intended to be a useful overview of the material provisions of the New Notes, the guarantee and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of Nabors Delaware's obligations, the obligations of the guarantor and your rights.

        The New Notes will:

  •
  be unsecured,

  •
  be effectively junior in right of payment to any of Nabors Delaware's future secured debt to the extent of the value of the collateral securing such debt,

  •
  rank equally in right of payment with all of Nabors Delaware's existing and future unsubordinated debt,

  •
  be senior in right of payment to any of Nabors Delaware's future senior subordinated or subordinated debt, and

  •
  be structurally subordinated to the creditors, including trade creditors, of Nabors Delaware's subsidiaries.

        Nabors Delaware's obligations under the New Notes will be fully and unconditionally guaranteed by Nabors. The Indenture contains no restrictions on the amount of additional indebtedness that either Nabors Delaware or Nabors may issue or guarantee in the future.

Interest

        Interest on the New Notes will begin to accrue upon the last interest payment date on which interest was paid on the Old Notes surrendered in exchange for the New Notes or, if no interest has been paid on the Old Notes, from January 23, 2018 at the rate of 5.75% per annum.

        Interest on the New Notes will be payable semi-annually on February 1 and August 1 of each year, beginning August 1, 2018, to the persons in whose names the notes are registered at the close of business on the preceding January 15 and July 15, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the New Notes; Paying Agent and Registrar

        Nabors Delaware will pay principal of, premium, if any, additional amounts (as defined below), if any, and interest on any New Notes issued in certificated form at the office or agency Nabors Delaware designates in the City of New York, except that Nabors Delaware may pay interest on any New Notes in certificated form either at the corporate trust office of the securities administrator in the City of New York, or, at Nabors Delaware's option, by check mailed to holders of the New Notes at their registered addresses as they appear in the registrar's books. In addition, if a holder of any New Notes in certificated form has given wire transfer instructions in accordance with the Indenture, Nabors Delaware will make all payments on those New Notes by wire transfer.

        Nabors Delaware has initially designated the securities administrator, at its corporate trust office in the City of New York, to act as its paying agent and registrar. Nabors Delaware may, however, change the paying agent or registrar without prior notice to the holders of the New Notes, and Nabors or any of its subsidiaries may act as paying agent or registrar.

        Nabors Delaware will pay principal of, premium, if any, additional amounts, if any, and interest on, any new note in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

        A holder of New Notes may transfer or exchange such notes at the office of the registrar in accordance with the Indenture. The registrar and the securities administrator may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by Nabors Delaware, the trustee or the registrar for any registration of transfer or exchange of notes, but Nabors Delaware may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law. Nabors Delaware is not required to transfer or exchange any note selected for redemption. Also, Nabors Delaware is not required to transfer or exchange any note for a period of 15 days before a mailing of notice of redemption.

        The registered holder of a New Note will be treated as the owner of it for all purposes.

Guarantee

        Nabors will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the notes and any other obligations of Nabors Delaware under the notes when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise, if Nabors Delaware is unable to satisfy these obligations. Nabors' guarantee of Nabors Delaware's obligations under the notes will be its unsecured and unsubordinated obligation and will have the same ranking with respect to Nabors' indebtedness as the notes will have with respect to Nabors Delaware's indebtedness. The guarantee will provide that, in the event of a default in payment by Nabors Delaware on the notes, the holders of the notes may institute legal proceedings directly against Nabors to enforce its guarantee without first proceeding against Nabors Delaware.

        In the event that Nabors is required to withhold or deduct on account of any Bermudian taxes due from any payment made under or with respect to its guarantee, subject to certain exceptions, Nabors will pay additional amounts so that the net amount received by each holder of notes will equal the amount that the holder would have received if the Bermudian taxes had not been required to be withheld or deducted. The amounts that Nabors is required to pay to preserve the net amount receivable by the holders of the notes are referred to as "additional amounts."

Optional Redemption

  Make-Whole Redemption

        The notes will be subject to redemption by Nabors Delaware prior to the Par Call Date (as defined below), in whole at any time or in part from time to time, in each case, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon as if the notes matured on the Par Call Date (exclusive of the interest accrued to the date of redemption) computed by discounting such payments to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 50 basis points plus the Adjusted Treasury Rate for the notes, on the third business day prior to, but excluding, the redemption date, as calculated by the Independent Investment Banker, plus, in either case, accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  Par Call of the Notes

        Commencing on November 1, 2024 (three months prior to maturity of the notes) (the "Par Call Date"), the notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  General

        Nabors Delaware will deliver notice of redemption at least 20 days but not more than 75 days before the applicable redemption date to each holder of the notes to be redeemed. If Nabors Delaware elects to redeem the notes in part, the securities administrator will select the notes to be redeemed in a fair and appropriate manner (or, in the case of notes evidenced by global notes, in accordance with DTC's applicable procedures).

        Upon the payment of the redemption price, premium, if any, additional amounts, if any, plus accrued and unpaid interest, if any, up to but excluding the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

        Any redemption of notes may, at Nabors Delaware's discretion, be subject to one or more conditions precedent, including the consummation of a financing transaction or equity issuance, the proceeds of which are to be used to fund such redemption.

Change of Control Offer

        Upon the occurrence of a Change of Control Triggering Event (as defined below), each holder of notes will have the right to require Nabors Delaware to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but excluding the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent that Nabors Delaware has exercised its right to redeem the notes as described under "—Optional Redemption."

        "Change of Control" means the occurrence of any one of the following:

          (a)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Nabors and the Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Nabors or one or more of the Subsidiaries or a combination thereof or a person controlled by Nabors or one or more of the Subsidiaries or a combination thereof;

          (b)   the first day on which the majority of the members of the board of directors of Nabors cease to be Continuing Directors; or

          (c)   the consummation of any transaction (including without limitation, any merger, amalgamation or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than any Subsidiary) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Nabors, measured by voting power rather than number of shares (excluding a redomestication of Nabors).

        Notwithstanding the foregoing, a transaction will not be deemed to involve a "Change of Control" under clause (b) above if (i) Nabors becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Voting Stock of Nabors immediately prior to such transaction or (B) immediately following such transaction no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of such holding company, measured by voting power rather than number of shares.

        "Change of Control Triggering Event" means the ratings of the notes are lowered by at least two of the three Rating Agencies and, immediately following such lowering, the notes are not rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the "Trigger Period") commencing on the date of the first public announcement by Nabors of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which 60 day period will be extended for so long as the rating of the notes is under publicly announced consideration for a possible downgrade as a result of the Change of Control by any of the Rating Agencies); provided, however, that if the notes are not rated by all three Rating Agencies, then a "Change of Control Triggering Event" shall occur if the ratings of the notes are lowered by at least one of the Rating Agencies and, immediately following such lowering, the notes are not rated Investment Grade by at least one of the Rating Agencies in any case on any date during the Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

        Within 60 days following the date upon which the Change of Control Triggering Event has occurred, or at Nabors Delaware's option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that Nabors Delaware has exercised its right to redeem the notes as described under "—Optional Redemption," Nabors Delaware will send a notice (a "Change of Control Offer") to each holder of notes with a copy to the trustee and the securities administrator, which notice will govern the terms of the Change of Control Offer, stating:

          (1)   that a Change of Control Triggering Event has occurred and that such holder has the right to require Nabors Delaware to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but excluding the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2)   the circumstances regarding such Change of Control Triggering Event;

          (3)   the purchase date (which shall be (i) no earlier than 30 days nor later than 60 days from the date such notice is sent, if sent after consummation of the Change of Control and (ii) on the date of the Change of Control, if sent prior to consummation of the Change of Control, in each case, other than as may be required by law) (such date, the "Change of Control Payment Date"); and

          (4)   the instructions that a holder must follow in order to have its notes purchased.

        Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

        Nabors Delaware may make a Change of Control Offer in advance of a Change of Control and the Change of Control Payment Date, and Nabors Delaware's Change of Control Offer may be conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw the notes in a Change of Control Offer and Nabors Delaware, or any third party making a Change of Control Offer in lieu of Nabors Delaware, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, Nabors Delaware will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem the notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).

        Nabors Delaware will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by Nabors Delaware and such third party purchases of notes properly tendered and not withdrawn under its offer.

        Nabors Delaware will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms described in this prospectus, Nabors Delaware shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations by virtue thereof.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Nabors and the Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Nabors Delaware to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Nabors and the Subsidiaries taken as a whole to another person may be uncertain.

Covenants

        Various capitalized terms used within this "Covenants" subsection are defined at the end of this subsection.

  Limitations on Liens

        So long as any notes are outstanding, Nabors will not, nor will it permit any Subsidiary to, issue, assume, guarantee or suffer to exist any debt for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any properties of Nabors or any Subsidiary or upon any securities or indebtedness of any Subsidiary (whether such properties, securities or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the notes shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to:

          (a)   mortgages on any property acquired, constructed or improved by Nabors or any Subsidiary (or mortgages on the securities of a special purpose Subsidiary which holds no material assets other than the property being acquired, constructed or improved) after the date of the indenture which are created within 360 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof; provided that in the case of such construction or improvement the mortgages shall not apply to any property owned by Nabors or any Subsidiary before such construction or improvement other than (1) unimproved real property on which the property so constructed, or the improvement, is located or (2) personal property which is so improved;

          (b)   mortgages existing on the date of issuance of the Old Notes, existing mortgages on property acquired (including mortgages on any property acquired from a person which is consolidated with or merged with or into Nabors or a Subsidiary) or mortgages outstanding at the time any corporation, partnership or other entity becomes a Subsidiary; provided that such mortgages shall only apply to property owned by such corporation, partnership or other entity at the time it becomes a Subsidiary or that is acquired thereafter other than from Nabors or another Subsidiary;

          (c)   mortgages in favor of Nabors or any Subsidiary;

          (d)   mortgages in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type;

          (e)   mortgages consisting of pledges or deposits by Nabors or any Subsidiary under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Nabors or any Subsidiary is a party, or deposits to secure public or statutory obligations of Nabors or any Subsidiary or deposits or cash or U.S. government bonds to secure surety or appeal bonds to which it is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (f)    mortgages imposed by law, including carriers', warehousemen's, repairman's, landlords' and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made in respect thereof;

          (g)   mortgages for taxes, assessments or other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to generally accepted accounting principles have been made in respect thereof;

          (h)   mortgages in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of Nabors or any Subsidiary in the ordinary course of its business;

          (i)    mortgages consisting of encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or mortgages consisting of zoning or other restrictions as to the use of real properties or mortgages incidental to the conduct of the business of Nabors or a Subsidiary or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of Nabors or a Subsidiary;

          (j)    mortgages arising by virtue of any statutory or common law provisions relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that:

            (1)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Nabors or a Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

            (2)   such deposit account is not intended by Nabors or any Subsidiary to provide collateral to the depository institution;

          (k)   mortgages arising from Uniform Commercial Code financing statement filings regarding operating leases Nabors and its Subsidiaries enter into in the ordinary course of business;

          (l)    any mortgage over goods (or any documents relating thereto) arising either in favor of a bank issuing a form of documentary credit in connection with the purchase of such goods or by way of retention of title by the supplier of such goods where such goods are supplied on credit, subject to such retention of title, and in both cases where such goods are acquired in the ordinary course of business;

          (m)  any mortgage pursuant to any order of attachment, execution, enforcement, distraint or similar legal process arising in connection with court proceedings; provided that such process is effectively stayed, discharged or otherwise set aside within 30 days;

          (n)   any lease, sublease and sublicense granted to any third party constituting a mortgage and any mortgage pursuant to farm-in and farm-out agreements, operating agreements, development agreements and any other similar arrangements, which are customary in the oil and gas industry or in the ordinary course of business of Nabors or any Subsidiary; or

          (o)   any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (a) through (n), inclusive; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements in such property).

        In addition to the foregoing, Nabors and any Subsidiary may, without securing the notes, issue, assume or guarantee secured Debt that, with certain other Debt described in the following sentence, does not exceed 10% of Consolidated Net Tangible Assets. The other Debt to be aggregated for purpose of this exception is all Attributable Debt in respect of Sale and Lease-Back Transactions of Nabors and its Subsidiaries under the exception in clause (e)(2) below existing at such time.

  Limitations on Sale and Lease-Back Transactions

        So long as any notes are outstanding, Nabors will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction, other than any Sale and Lease-Back Transaction:

          (a)   entered into within 360 days of the later of the acquisition or placing into service of the property subject thereto by Nabors or the Subsidiary;

          (b)   involving a lease of less than five years;

          (c)   entered into in connection with an industrial revenue bond or pollution control financing;

          (d)   between Nabors and/or one or more Subsidiaries;

          (e)   as to which Nabors or such Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the notes (1) under clauses (a) through (n) in "—Limitations on Liens" above or (2) under the last paragraph of that covenant; or

          (f)    as to which Nabors will apply an amount equal to the net proceeds from the sale of the property so leased to (1) the retirement (other than any mandatory retirement), within 360 days of the effective date of any such Sale and Lease-Back Transaction, of notes or of Funded Debt of Nabors or a Subsidiary or (2) the purchase or construction of other property, provided that such property is owned by Nabors or a Subsidiary free and clear of all mortgages.

  SEC Reports; Financial Information

        So long as any notes are outstanding, Nabors will deliver to the trustee copies, within 15 days after Nabors is required to file the same with the SEC, of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Nabors may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, or, if Nabors is not required to file information, documents or reports pursuant to either of such sections, then to file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports, if any, which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

        Notwithstanding the foregoing, Nabors will be deemed to have delivered such reports referred to above to the trustee and the holders if (a) Nabors or any direct or indirect parent of Nabors has filed such reports with the SEC via the EDGAR (or successor) filing system within the applicable time periods after giving effect to any extensions permitted by the SEC and such reports are publicly available or (b) with respect to the holders of the notes only, Nabors or such parent entity has made such reports available electronically and has notified the holders of the notes of such (including by posting to a non-public, password-protected website) pursuant to this covenant. The trustee shall have no responsibility to determine whether any reports have been filed with the SEC or posted on EDGAR or any other website.

        At any time when neither Nabors nor Nabors Delaware is subject to Section 13 or 15(d) of the Exchange Act and the notes are not freely transferable under the Securities Act, upon the request of a holder of the notes, Nabors and Nabors Delaware will promptly furnish or cause to be furnished the information specified under Rule 144A(d)(4) of the Securities Act to such holder, or to a prospective purchaser of a note designed by such holder, in order to permit compliance with Rule 144A under the Securities Act.

  Consolidation, Amalgamation, Merger, Conveyance of Assets

        The Indenture provides, in general, that neither Nabors Delaware nor Nabors will consolidate or amalgamate with or merge into any other entity or convey, transfer or lease Nabors Delaware's or Nabors' assets substantially as an entirety to any person, unless:

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  the entity formed by the consolidation or amalgamation or into which Nabors Delaware or Nabors is merged, or the person who acquires the assets, shall be organized, in Nabors Delaware's case, under the laws of the U.S., any state thereof, or the District of Columbia, and in either case expressly assumes Nabors Delaware's or Nabors' obligations under the Indenture, the notes and the guarantee; and

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  immediately after giving effect to that type of transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

  Event Risk

        Except for the limitations described above under the subsections "—Limitations on Liens" and "—Limitations on Sale and Lease-Back Transactions," neither the Indenture, the guarantee nor the notes will afford holders of the notes protection in the event of a highly leveraged transaction involving either Nabors Delaware or the guarantor or will contain any restrictions on the amount of additional indebtedness that either Nabors Delaware or the guarantor may incur.

  Definitions

        "Adjusted Treasury Rate" means, with respect to any redemption date, the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "Statistical Release H.15" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities, adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Optional Redemption Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life of the notes, yields for the two published maturities most closely corresponding to the Optional Redemption Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Optional Redemption Comparable Treasury Issue, calculated using a price for the Optional Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Optional Redemption Comparable Treasury Price for such redemption date.

        "Attributable Debt" means, with respect to any Sale and Lease-Back Transaction as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease.

        "Capital Stock" means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

        "Consolidated Net Tangible Assets" means the total assets of Nabors and the Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of Nabors and the Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of Nabors and the Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of Nabors and the Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with U.S. GAAP.

        "Continuing Director" means, as of any date of determination, any member of the board of directors of Nabors who: (1) was a member of such board of directors (a) on the date of the original issuance of the Old Notes or (b) for at least two consecutive years; or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Nabors' proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

        "Fitch" means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

        "Funded Debt" means indebtedness for money borrowed which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such indebtedness.

        "Independent Investment Banker" means Goldman Sachs & Co. LLC, or if such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by Nabors Delaware.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's); a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB– or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by Nabors Delaware or Nabors.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "Optional Redemption Comparable Treasury Issue" means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed, determined as if the maturity date of such notes were the applicable Par Call Date (the "Remaining Life") that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the notes, or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Optional Redemption Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the Remaining Life of the notes.

        "Optional Redemption Comparable Treasury Price" means, as determined by the Independent Investment Banker, (1) the average of five Optional Redemption Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest Optional Redemption Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker

obtains fewer than five such Optional Redemption Reference Treasury Dealer Quotations, the average of all such quotations.

        "Optional Redemption Reference Treasury Dealer" means each of up to five dealers to be selected by Nabors Delaware and Nabors, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. governmental securities dealer (a "Primary Treasury Dealer"), Nabors Delaware and Nabors will substitute for it another Primary Treasury Dealer.

        "Optional Redemption Reference Treasury Dealer Quotations" means, with respect to each Optional Redemption Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Optional Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker, the securities administrator and the Trustee at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        "Rating Agency" means each of Moody's, S&P and Fitch; provided, that if any of Moody's, S&P and Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, Nabors Delaware or Nabors will appoint a replacement for such Rating Agency that is a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act.

        "S&P" means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

        "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by Nabors or any Subsidiary of any property, whereby such property had been sold or transferred by Nabors or any Subsidiary to such person.

        "Subsidiary" means (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by Nabors or one or more of the other Subsidiaries or a combination thereof and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by Nabors or one or more of the other Subsidiaries or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, (y) Nabors or any of the Subsidiaries is a controlling general partner or otherwise controls such entity and (z) such entity is consolidated in the consolidated financial statements of Nabors in accordance with U.S. GAAP.

        "Voting Stock" of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Mandatory Redemption; Sinking Fund

        Nabors Delaware is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Book-Entry; Delivery and Form

        The New Notes will initially be issued only in global, book-entry form and in denominations that together equal the total principal amount of the outstanding notes. Any notes later issued in certificated form will be issued in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof as described under "Book-Entry System." Nabors Delaware will issue one or more global notes in denominations that together equal the total principal amount of the outstanding New Notes.

Modification of the Indenture

        Amendments of the Indenture and of the notes may be made by Nabors Delaware, Nabors, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the outstanding notes; provided, however, that no such amendment may, without the consent of the holder of each outstanding note affected thereby:

  •
  extend the final maturity of the principal of the notes;

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  reduce the principal amount of the notes;

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  reduce the rate or extend the time of payment of interest or additional amounts, if any, on the notes;

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  reduce any amount payable on redemption of the notes;

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  change the currency in which the principal of, premium, if any, or interest or additional amounts, if any, on any notes is payable;

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  impair the right to institute suit for the enforcement of any payment on the notes when due; or

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  make any change in the percentage in principal amount of the notes, the consent of the holders of which is required for any such amendment.

        Without the consent of any holder of outstanding notes, Nabors Delaware, Nabors, the trustee and the securities administrator may amend the Indenture as it relates to the notes to:

  •
  cure any ambiguity, omission, defect or inconsistency;

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  provide for the assumption by a successor to the obligations of Nabors or Nabors Delaware under the Indenture;

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  provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

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  provide for the issuance of additional notes in accordance with the Indenture;

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  effect or maintain, or otherwise comply with the requirements of the SEC in connection with, the qualification of the Indenture under the Trust Indenture Act;

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  secure all or any of the notes, to the extent otherwise permitted by the Indenture;

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  add to the covenants of Nabors or Nabors Delaware or events of default for the benefit of the holders or surrender any right or power conferred upon us or Nabors;

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  effect any provision of the Indenture;

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  conform the text of the Indenture or the notes to the "Description of the New Notes" set forth in this prospectus to the extent such provision in the "Description of the New Notes" was intended to be a verbatim, or substantially verbatim, recitation of a provision of the Indenture or the New Notes;

  •
  make other provisions that do not adversely affect the rights of any holder of outstanding notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive compliance with any covenant or any past default under the Indenture with respect to the New Notes, except a default in the payment of the principal of, premium, if any, additional amounts, if any, or interest on any note or in respect of a provision which under the Indenture cannot be amended without the consent of the holder of each outstanding New Note affected.

        It is not necessary for the consent of the holders under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the Indenture by any holder of notes given in connection with a tender of such holder's notes will not be rendered invalid by such tender. After an amendment or waiver under the Indenture requiring consent of the holders becomes effective, Nabors Delaware is required to deliver to the holders, the trustee and the securities administrator a notice briefly describing such amendment or waiver. However, the failure to mail such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver.

Events of Default

        In general, the Indenture defines an event of default as being:

          (1)   a default for 10 days in payment of any principal or premium, if any, on the notes, either at maturity, upon any redemption, by declaration or otherwise;

          (2)   a default for 30 days in payment of any interest or additional amounts, if any, on the notes;

          (3)   a default for 90 days after written notice from the trustee or holders of at least 25% in principal amount of the outstanding notes in the observance or performance of any covenant in the notes or the Indenture;

          (4)   an event of Nabors Delaware's or Nabors' bankruptcy, insolvency or reorganization; or

          (5)   the failure to keep Nabors' full and unconditional guarantee of the notes in place.

        If an event of default (other than one described in clause (4) above) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If any event of default described in clause (4) above occurs, the principal amount of the notes will be automatically due and payable immediately. However, any time after an acceleration with respect to the notes has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding notes may, under some circumstances, rescind and annul such acceleration. The majority holders, however, may not annul or waive a continuing default in payment of principal of, premium, if any, additional amounts, if any, or interest on the notes.

        The trustee is entitled to receive reasonable indemnification satisfactory to it from the holders of the notes before the trustee exercises any of its rights or powers under the Indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default.

        The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of:

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  the conduct of any proceeding for any remedy available to the trustee; or

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  the exercise of any trust or power conferred on the trustee.

        This right of the holders of the notes is, however, subject to the provisions in the Indenture providing for the indemnification of the trustee and other specified limitations.

        In general, the holders of notes may institute an action against Nabors Delaware, Nabors or any other obligor under the notes only if the following four conditions are fulfilled:

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  the holder previously has given to the trustee written notice of default and the default continues;

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  the holders of at least 25% in principal amount of the notes then outstanding have both requested the trustee to institute such action and offered the trustee reasonable indemnity satisfactory to it;

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  the trustee has not instituted this action within 60 days of receipt of such request; and

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  the trustee has not received a direction inconsistent with such written request by the holders of a majority in principal amount of the notes then outstanding.

        The above four conditions do not apply to actions by holders of the notes against Nabors Delaware, Nabors or any other obligor under the notes for payment of principal of, premium, if any, additional amounts, if any, or interest on or after the due date.

        The Indenture contains a covenant that Nabors Delaware, Nabors and any other obligor under the notes will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Legal Defeasance and Covenant Defeasance

        Nabors Delaware may discharge or defease its obligations under the notes as set forth below.

        Under terms specified in the Indenture, Nabors Delaware may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation. The notes must also:

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  have become due and payable;

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  be due and payable by their terms within one year; or

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  be scheduled for redemption by their terms within one year.

        Nabors Delaware may discharge the notes by, among other things, irrevocably depositing an amount certified to be sufficient to pay at maturity, or upon redemption, the principal, premium, if any, additional amounts, if any, and interest on the notes. Nabors Delaware may make the deposit in cash or U.S. Government Obligations, as defined in the Indenture.

        Nabors Delaware may terminate all its obligations under the notes and the Indenture at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is referred to as "legal defeasance." If Nabors Delaware exercises its legal defeasance option with respect to the notes, the guarantee in effect at such time will terminate with respect to the notes.

        Under terms specified in the Indenture, Nabors Delaware and Nabors may be released with respect to any outstanding notes from the obligations imposed by the sections of the Indenture that contain the covenants described above limiting liens, sale and lease-back transactions and consolidations, mergers and conveyances of assets. In that case, Nabors Delaware and Nabors would no longer be required to comply with these sections without the creation of an event of default under the notes. This is typically referred to as "covenant defeasance." If Nabors Delaware exercises its covenant defeasance option with respect the notes, the guarantee of the notes in effect at such time will terminate. Nabors Delaware may exercise its legal defeasance option notwithstanding Nabors Delaware's prior exercise of its covenant defeasance option.

        Legal defeasance or covenant defeasance with respect to the notes may be effected by Nabors Delaware only if, among other things:

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  Nabors Delaware irrevocably deposits with the trustee cash or U.S. Government Obligations as trust funds in an amount certified by a nationally recognized firm of certified public accountants to be sufficient to pay at maturity or upon redemption the principal of, premium, if any, additional amounts, if any, and interest on all outstanding notes; and

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  Nabors Delaware delivers to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of Nabors Delaware's legal defeasance or covenant defeasance. This opinion must further state that these holders will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Nabors Delaware's legal defeasance or covenant defeasance had not occurred. In the case of a legal defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the Indenture.

Concerning the Trustee

        The trustee is one of a number of banks with which Nabors and its subsidiaries maintain ordinary banking relationships. Nabors Delaware has appointed Citibank, N.A., the securities administrator, as registrar and paying agent under the Indenture.

Governing Law

        The Indenture, the notes and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

Book-Entry, Delivery and Form

        The Old Notes are, and the New Notes will be, represented by one or more global notes in registered, global form without interest coupons, collectively referred to as the "Global Notes." The Global Notes initially will be deposited upon issuance with the securities administrator as custodian for DTC, in New York, New York, and registered in the name of Cede & Co., in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

        The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Nabors Delaware takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Nabors Delaware that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, collectively referred to as the "Participants," and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, collectively referred to as the "Indirect Participants." Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Nabors Delaware that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Nabors Delaware, Nabors, the securities administrator, the trustee nor any agent of Nabors Delaware, Nabors, the securities administrator or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Nabors Delaware that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the securities administrator, the trustee, Nabors or Nabors Delaware. Neither Nabors Delaware, Nabors, the securities administrator nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised Nabors Delaware that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the New Notes, DTC reserves the right to exchange the Global Notes for legended New Notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither Nabors Delaware, Nabors, the securities administrator, the trustee nor any of our respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form, referred to as the "Certificated Notes," if (1) DTC (A) notifies Nabors Delaware that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, Nabors Delaware fails to appoint a successor depositary within 90 days, or (2) there has occurred and is continuing an event of default under the Indenture and DTC notifies the trustee and the securities administrator of its decision to exchange Global Notes for notes in certificated form.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon at least 20 days' prior written notice given to the trustee and the securities administrator by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, requested by or on behalf of DTC (in accordance with its customary procedures).

        Neither Nabors Delaware, Nabors, the securities administrator nor the trustee will be liable for any delay by a Global Note holder or DTC in identifying the beneficial owners of the New Notes and Nabors Delaware, Nabors, the securities administrator and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.

Same Day Settlement and Payment

        Nabors Delaware will make payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of New Notes by an investor who acquires New Notes pursuant to this exchange offer and that holds the New Notes as capital assets.

        This discussion does not purport to discuss all aspects of U.S. federal taxation that may be important to a particular investor in light of the investor's particular investment or tax circumstances, or to certain types of holders subject to special tax rules, including insurance companies, tax exempt organizations, financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, certain expatriates, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax or holders who will hold the New Notes as a hedge against currency risks or as part of a straddle or a synthetic security. In addition, this discussion does not discuss any foreign, state, or local tax consequences, gift or estate taxes or the Medicare tax on net investment income.

        For purposes of this discussion, a "U.S. Holder" means, in each case, for U.S. federal income tax purposes, an individual who is a citizen or resident of the U.S., a corporation that was created or organized under the law of the U.S. or of any state thereof or the District of Columbia, an estate whose income is subject to U.S. federal income taxation regardless of its source or a trust if either a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of New Notes that is not a U.S. Holder.

        If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds New Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of acquiring, holding and disposing of New Notes.

        This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated thereunder, published rulings and court decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretations. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, holding and disposing of New Notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state or local taxing jurisdiction.

Consequences of the Exchange to U.S. Holders

        The exchange of Old Notes for New Notes in this exchange offer will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain or loss on the exchange. Moreover, the New Notes will have the same tax attributes as the Old Notes exchanged therefor, including without limitation, the same issue price, adjusted tax basis and holding period, and all elections made with respect to the Old Notes will continue to apply to the New Notes.

Consequences of Holding and Disposing of the New Notes to U.S. Holders

        Under recently enacted legislation, U.S. Holders that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is presently unclear. This rule generally will be effective for tax years beginning after December 31, 2017. U.S. Holders that use an accrual method of accounting should consult their tax advisors regarding the potential application of this legislation to their particular situation.

Payments of Interest

        Interest on a New Note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption and Retirement

        Upon the sale, exchange (not including an exchange pursuant to this exchange offer), redemption or retirement of a New Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (not including amounts attributable to accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income by the U.S. Holder) and the U.S. Holder's adjusted tax basis in such note. As discussed above, a U.S. Holder's initial tax basis in the New Notes will equal its adjusted tax basis in the Old Notes. A U.S. Holder's adjusted tax basis in an Old Note generally will equal the cost of such note to such holder, reduced by any "bond premium" (as discussed below) previously amortized by such U.S. Holder and increased by any "market discount" (as discussed below) previously included in income by such U.S. Holder. Such gain or loss recognized by a U.S. Holder generally will constitute long-term capital gain or loss if the U.S. Holder's holding period for the New Note (including its holding period for the Old Note) is more than one year at the time of disposition. Under current law, for certain non-corporate U.S. Holders (including individuals, estates and trusts), net long-term capital gain will be subject to tax at preferential rates. The ability of a U.S. Holder to deduct capital losses may be limited.

        A U.S. Holder will have market discount on the New Notes if it purchased Old Notes for an amount less than their issue price, unless this difference was less than a specified de minimis amount. Generally, a U.S. Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating the portion of any gain realized on a sale, exchange, redemption or retirement of a New Note attributable to accrued market discount as ordinary income. In addition, a U.S. Holder would be required to defer the deduction of a portion of any interest paid on any indebtedness incurred or maintained to purchase or carry a New Note unless the U.S. Holder elects to include market discount on a current basis. Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the Internal Revenue Service ("IRS").

        If a U.S. Holder's adjusted tax basis in an Old Note is greater than the principal amount of the New Note exchanged therefor, the U.S. Holder will be considered to have acquired the New Note with bond premium. A U.S. Holder may elect to amortize the premium (as an offset to interest income), using a constant-yield method, over the remaining term of the New Note. This election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A

U.S. Holder that elects to amortize bond premium must reduce its tax basis in a New Note by the amount of the premium amortized during its holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. Holder's tax basis when the New Note matures or is disposed of by the U.S. Holder. Therefore, a U.S. Holder that does not elect to amortize such premium and that holds a New Note to maturity generally will be required to treat the premium as capital loss when the New Note matures. U.S. Holders should consult their tax advisors about the election to amortize bond premium.

Consequences to Non-U.S. Holders

        Subject to the discussion of backup withholding and FATCA below, interest on a New Note paid to a Non-U.S. Holder is not subject to U.S. federal income tax, including withholding tax, provided that

  •
  such interest is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the U.S.;

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  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock in Nabors Delaware;

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  the Non-U.S. Holder is not a controlled foreign corporation that is related to Nabors Delaware (actually or constructively) through stock ownership; and

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  the Non-U.S. Holder satisfies certain certification requirements.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on a net income basis on gain from the sale, exchange or other taxable disposition (including redemption) of a New Note, unless that gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. or, in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding

        When required, we or our paying agent will report to U.S. Holders of the New Notes and the IRS amounts paid on or with respect to the New Notes during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on payments made on the New Notes and proceeds from the sale of the New Notes at the currently applicable rate of 24% if the U.S. Holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. Non-U.S. Holders generally will be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit or a refund against a holder's U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Foreign Account Tax Compliance Act

        Sections 1471 to 1474 of the Code and U.S. Treasury regulations thereunder (provisions commonly referred to as "FATCA") impose a U.S. federal withholding tax of 30% on certain payments (including principal) on, and the gross proceeds from the sale or other disposition of, obligations that produce U.S. source interest to "foreign financial institutions" and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements. The obligation to withhold under FATCA applies to

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  payments of U.S. source interest and

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  on or after January 1, 2019, gross proceeds from the disposition of, and payments of principal on, obligations that produce U.S. source interest.

        Because the New Notes will produce U.S. source interest, payments on, and the gross proceeds from the sale or other disposition of, the New Notes to certain foreign entities could become subject to withholding tax under FATCA. Holders should consult their own tax advisors on how these rules may apply to their participation on the exchange offer. In the event any withholding under FATCA is imposed with respect to any payments on the New Notes, no additional amounts will be paid to compensate for the withheld amount.

        Prospective investors are urged to consult their own tax advisors concerning the tax consequences of the exchange, ownership and disposition of the New Notes arising under U.S. federal, state, local or non-U.S. law.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with an investment in the New Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, or rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties.

        In considering an investment in the New Notes with a portion of the assets of any Plan, a fiduciary should determine whether the purchase and holding of a note is consistent with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code (each, a "Party in Interest"), unless an exemption is available. A Party in Interest who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The U.S. Department of Labor has granted certain class exemptions including, without limitation, Prohibited Transaction Class Exemption ("PTCE") 84-14 (respecting transactions determined by independent "qualified professional asset managers"), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by an insurance company general account), and PTCE 96-23 (relating to transactions directed by an in- house professional asset manager), which, if their terms are satisfied, may permit transactions that would otherwise be prohibited under Section 406 of ERISA or Section 4975 of the Code. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that (i) neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and (ii) the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of these exemptions contains conditions and limitations on its application. Therefore, the fiduciary of a Plan that is considering acquiring (including through exchanging Old Notes) and/or holding of notes in reliance on any of these, or any other, exemptions should carefully review the exemption and consult with its counsel to confirm that it is applicable. There can be no assurance, and we do not provide any, that all of the conditions of any such exemptions will be satisfied.

        An investment in the New Notes by a Plan may result in a prohibited transaction under ERISA or the Code if Nabors Delaware, an initial purchaser, a guarantor or any of their respective affiliates were considered a Party in Interest with respect to such Plan. Although Nabors Delaware does not expect to be a Party in Interest with respect to any Plan at the time the New Notes are issued (other than Plans sponsored by Nabors Delaware or its affiliates for the benefit of Nabors Delaware or its affiliates' employees, which are not permitted to invest in the New Notes) or provide services in the foreseeable future to Plans that would make Nabors Delaware a Party in Interest, there can be no assurance that Nabors Delaware will not become a Party in Interest with respect to one or more Plans while the New Notes remain outstanding. This could happen, for example, if we were acquired by an entity that is a Party in Interest to one or more Plans. Accordingly, each investor and subsequent transferee by its exchange and holding of the New Notes (or any interest in a note) will be deemed to have represented and agreed that either: (i) it is not, and will not be for so long as it holds any note (or interest in a note), a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the New Notes constitutes assets of any Plan; or (ii) its acquisition (including through the exchange of Old Notes), holding and disposition of such New Notes will not constitute or result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, non-U.S., church or other plan, a violation of any Similar Law).

        If an investor is an ERISA Plan, then at any time when regulation 29 C.F.R. Section 2510.3-21, as modified in 2016, is applicable, the fiduciary making the decision to invest in the New Notes on behalf of the investor will be required or deemed to represent and warrant that it (a) is a bank, insurance company, registered investment adviser, broker-dealer or other person with financial expertise, in each case as described in 29 C.F.R. Section 2510.3-21(c)(1)(i); (b) is an independent plan fiduciary within the meaning of 29 C.F.R. Section 2510.3-21; (c) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies; (d) is responsible for exercising independent judgment in evaluating the transaction and (e) is not paying any fee or other compensation to the issuer, an initial purchaser, or a guarantor for investment advice (as opposed to other services) in connection with the transaction. In addition, such fiduciary will be required or deemed to acknowledge and agree that it (i) has been informed (and it is hereby expressly confirmed) that none of the issuer, an initial purchaser, or a guarantor, or other persons that provide marketing services, nor any of their affiliates, has provided, and none of them will provide, impartial investment advice and they are not giving any advice in a fiduciary capacity, in connection with the investor's acquisition of New Notes and (ii) has received and understands the disclosure of the existence and nature of the financial interests contained in this prospectus.

        The foregoing discussion is general in nature and is not intended to be all-inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding the New Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the New Notes. The issuance of the New Notes to a Plan is in no respect a representation by us or the initial purchasers or any of their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities, and who receives the New Notes in exchange for such Old Notes pursuant to the exchange offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for old securities where such old securities were acquired as a result of market-making activities or other trading activities. Nabors Delaware has agreed that, starting on the effective date of the registration statement for the exchange offer and ending on the close of business 180 days after such date or such shorter period as will terminate when all New Notes held by broker-dealers exchanging Old Notes they acquired for their own account as a result of market-making activities or other trading activities or initial purchasers have been sold pursuant hereto (or for such shorter period during which broker-dealers are required by law to deliver this prospectus), Nabors Delaware will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        Nabors Delaware will not receive any proceeds from any sale of New Notes by brokers-dealers. New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the Old Notes directly from Nabors Delaware:

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  may not rely on the applicable interpretation of the position of the staff of the SEC set forth in the Exxon Capital Letters; and

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  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 180 days after the effective date of the registration statement for the exchange offer or such shorter period as will terminate when all New Notes held by broker-dealers exchanging Old Notes they acquired for their own account as a result of market-making activities or other trading activities or initial purchasers have been sold pursuant hereto (or for such shorter period during which broker-dealers are required by law to deliver this prospectus), Nabors Delaware will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. Nabors Delaware has agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

INCORPORATION BY REFERENCE

        Nabors Delaware incorporates by reference into this prospectus the documents listed below and any future filings Nabors makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus until the exchange offer is consummated with respect to all the notes to which this prospectus relates or the offering is otherwise terminated.

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  Nabors' Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 1, 2018, as amended by Amendment No. 1 to Nabors' Annual Report on Form 10-K filed with the SEC on March 29, 2018 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14/A filed on April 26, 2018);

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  Nabors' Quarterly Report on Form 10-Q for the three months ended March 31, 2018 filed on May 3, 2018;

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  Nabors' Quarterly Report on Form 10-Q for the three months ended June 30, 2018 filed on August 1, 2018; and

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  Nabors' Current Reports on Form 8-K filed on January 17, 2018, January 23, 2018, May 14, 2018, June 7, 2018 and June 11, 2018.

        We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

        The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

        Nabors Delaware will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Nabors Corporate Services, Inc. at 515 West Greens Road, Suite 1200, Houston, Texas 77067, Attention: Investor Relations, phone number (281) 874-0035.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP with respect to New York law and by Conyers Dill & Pearman Limited with respect to Bermuda law.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Nabors Industries, Inc.
Nabors Industries Ltd.

OFFER TO EXCHANGE

$800,000,000 OF 5.75% SENIOR NOTES DUE 2025
REGISTERED UNDER THE SECURITIES ACT
FOR
$800,000,000 OF 5.75% SENIOR NOTES DUE 2025

PROSPECTUS

August 29, 2018